Exhibit 99.1

                 MOLSON COORS REPORTS 2006 THIRD QUARTER RESULTS

    DENVER and MONTREAL, Oct. 31 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) released today its financial results for the third quarter ending September 24, 2006. Net sales, net income and earnings per share all increased in the quarter compared to the same period a year ago.

    All of the Company's operating segments achieved pretax profit growth, with solid core brand volume performance during the quarter. Key results for the Company's third quarter 2006, compared to the same period a year ago, include the following (all $ amounts in U.S. dollars):

    *   Net sales increased 3.3 percent to $1.58 billion.

    * Sales volume of 11.2 million barrels, or 13.2 million hectoliters (hls), was unchanged.

    *   Cost of goods sold increased 2.8 percent to $907.3 million.

    * Marketing, general and administrative expense rose 0.8 percent to $434.1 million.

    * Net income increased 25.5 percent to $135.8 million, or $1.56 per diluted share.

    * Excluding special items, income from continuing operations (after-tax)(1) was $139.5 million, or $1.61 per diluted share, down 8.4 percent from the third quarter 2005.

    * Excluding a one-time tax benefit of $0.51 per share in the third quarter of 2005, third quarter 2006 after-tax income from continuing operations excluding special items increased 28.3 percent.

      (See tables below for reconciliations to nearest U.S. GAAP measures.)

    Leo Kiely, Molson Coors president and chief executive officer, said, "Our third quarter results demonstrate consistent progress strengthening the fundamentals of our company, even while we face tough competitive and cost pressures in all of our markets. All three of our businesses grew pretax earnings at double-digit rates. Our Canadian teams continue to achieve strong profit growth driven by solid strategic brand performance and cost reductions. In the U.S., volume gains, synergy achievements and improved industry pricing contributed to double-digit profit growth in the quarter. U.S. volume gains were driven by Coors Light, which grew for the sixth consecutive quarter. In the U.K., our teams are doing impressive work in a very competitive market, focusing on the factors they can control to minimize the impact of margin pressures and other challenging trends in the U.K. beer industry.

    "On pricing -- an area that is key to profitability in all of our businesses -- we have strategies that are driven by our own business priorities, which include building brands and ensuring our brand equities remain strong. With that in mind, our teams on the frontline are making prudent tactical pricing decisions necessary to be competitive by market, channel and package."

    During the quarter, Molson Coors achieved approximately $25 million in additional synergies and other cost savings. These savings were more than offset, however, by commodity and energy-related cost inflation. Favorable foreign exchange rates increased total-company pretax income by approximately $8.5 million in the quarter.

    The Company's effective tax rate during the third quarter 2006 was 31 percent including special items and 32 percent excluding special items, compared to 5 percent and 11 percent, respectively, during the third quarter a year ago. The low third quarter 2005 tax rates were attributable to a one-time $43.5 million benefit from releasing deferred tax liabilities related to the Company's U.K. business with the election of APB 23 tax treatment for that operation.

    Canada Business

    Canada operating income of $155.1 million in the third quarter 2006 increased 12.2 percent from the third quarter 2005 due to positive beer pricing, lower overall costs and an approximately 7 percent favorable movement in foreign exchange rates. Canada sales volume of 2.3 million barrels (2.7 million hls) was down 2.5 percent from the same period a year ago while net sales were up 6.1 percent from third quarter of 2005. Net revenue per barrel was up about 1 percent in local currency compared to the third quarter 2005. Cost of goods sold and marketing, general and administrative costs declined in local currency compared to the same period a year ago. Sales to retail decreased 1.7 percent during the quarter compared to third quarter 2005. Double-digit growth in Coors Light, Rickard's and the Company's partner import brands was offset by a decline in other premium, discount and unsupported brands stemming from intense competitive pricing pressure in key provinces, along with the impact of the discontinuation of Molson Kick and A Marca Bavaria in fall 2005.

    Synergies and other cost reduction initiatives offset about one-third of the Canada business cost of goods inflation. Canada segment other income was up $12.9 million compared to the third quarter a year ago, driven by improved financial performance by the Montreal Canadiens Hockey Club and a $9.0 million benefit related to a reduction in the Company's financial guarantee obligations to the team in the third quarter.

    United States Business

    In the third quarter 2006, sales volume and net sales in the U.S. business increased 3.0 percent and 6.0 percent, respectively, from the third quarter a year ago. U.S. sales to retail increased 1.4 percent during the quarter compared to the same period in 2005, driven largely by a low-single-digit increase in Coors Light volume and a low double-digit increase in Keystone Light. Excluding the company's Caribbean business, U.S. 50-states sales to retail increased 1.8 percent from a year ago, well ahead of the domestic U.S. beer industry.

    Including special charges, U.S. pretax income was $48.8 million. Excluding special charges, U.S. pretax income increased 10.7 percent to $74.3 million compared to the same period a year ago driven by sales volume growth, higher net pricing and the Company's cost saving initiatives and merger synergies.

    Europe Business

    Including special items, Europe business pretax income during the third quarter 2006 was $34.6 million. Excluding special items, pretax income for the Europe business was $36.9 million, a 27.6 percent increase from the third quarter of 2005, driven by cost savings initiatives in supply chain and overheads. In the third quarter 2006, Europe business owned-brand sales volume decreased by 4.4 percent compared to the same period a year ago. The Company's market-leading Carling brand continued to outperform the U.K. beer industry, though the brand's volume declined at a low-single-digit rate, primarily due to lower sales following the World Cup this year, the cycling of distribution gains in multiple pub chains a year ago and declines in the overall on-premise market.

    Net sales per barrel decreased about 4.7 percent in local currency compared to the third quarter of 2005. About 3 percentage points of the decline was due to unfavorable owned-brand net pricing and sales mix, while the balance of the decline was largely attributable to declining factored brand volumes and a change in invoicing arrangements on certain factored brand sales. The invoicing change reduced both net sales and cost of goods sold by about $5.8 million with no impact on gross profits in the third quarter 2006. Cost of goods sold per barrel for the Company's owned brands decreased approximately 5 percent during the quarter, while marketing, general and administrative costs decreased by about 14 percent, both in local currency.

    Corporate Expenses

    The Company's Corporate general and administrative expenses totaled $27.2 million in the third quarter, up $4.1 million from a year ago. About half of the increase was due to the Company's stock-based long-term incentive plan, including the effect of expensing equity-based compensation. The balance of the increase was for severance payments and other labor-related costs.

    Interest expense, excluding interest income from trade loans in the U.K., was $31.2 million in the third quarter, 9.4 percent lower than the interest expense a year ago due to debt repayments, including repaying $208 million of special dividend debt, during the past year and lower expense related to recording Ontario Beer Store interest rate swaps at market value.

    (1)Discontinued Operations

    Net income from discontinued operations during the third quarter of 2006 was $13.4 million, which reflects a reduction in the fair value of indemnity guarantees related to the Brazil Kaiser business. These liabilities were reduced because Kaiser participated in federal and state amnesty programs in Brazil to settle a significant portion of the Company's previously recorded tax-related liabilities.

    Special Charges

    During the third quarter 2006 the company reported special charges totaling $28.5 million pretax, or $0.20 per diluted share after-tax, primarily related to the following:

    * U.S. results included a $25.5 million pretax special charge related primarily to the closure of the Company's Memphis brewery, which was completed on September 6. These charges include accelerated depreciation of Memphis assets, severance and other plant closure costs.

    * In Europe, a $2.3 million special charge was attributable to restructuring costs in the Company's U.K. supply chain and other areas.

    * The Corporate special charge of $0.7 million was attributable to the cost of benefits for the Coors executives who left immediately following the merger last year under a change of control agreement.

    2006 Third Quarter Earnings Conference Call

    Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the Company's 2006 third quarter financial results. The Company will provide a live webcast of the earnings call. Approximately two hours after the conclusion of the earnings call, the Company also will host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts at 3:00 p.m. Eastern Time. Both webcasts will be accessible via the Company's website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on December 31, 2006.

Reconciliations to Nearest U.S. GAAP Measures

Molson Coors Brewing Company
2006 Third Quarter After-tax Income From Continuing Operations, Excluding Special Items
(Note: Some numbers may not sum due to rounding.)

(In millions of $US, except per share data)          3rd Q 2006     3rd Q 2005
--------------------------------------------------   ----------     ----------
U.S. GAAP:  After-tax income from
 continuing operations:                              $    122.4     $    131.0
      Per diluted share                              $     1.41     $     1.52
Add back: Pretax special items - net                       28.5           33.5
Minus:  Tax effect on special items                       (11.3)         (12.2)
Non-GAAP:  After-tax income from
 continuing operations, excluding special items:     $    139.5     $    152.3
      Per diluted share                              $     1.61     $     1.77
Percent change from 2005 results from
 continuing operations, excluding special items            (8.4)%

Minus:  One-time tax benefit reported in
 3rd Q 2005                                                  --          (43.5)
Non-GAAP:  After-tax income from continuing
 operations, excluding special items and
 one-time tax benefit                                     139.5          108.7
      Per diluted share:                             $     1.61     $     1.27
Percent change from 2005 results from
 continuing operations, excluding special items
 and one-time tax benefit                                  28.3%

Molson Coors Brewing Company
2006 Third Quarter Pretax Income From Continuing Operations, Excluding Special Items
(Note: Some numbers may not sum due to rounding.)

                                         Business
                       ---------------------------------------------         Total
(In millions of $US)    Canada       U.S.       Europe     Corporate     Consolidated
--------------------   --------    --------    --------    ---------     ------------
U.S. GAAP:
 2006 3rd Q
 pretax income
 (loss) from
 continuing
 operations
 - reported            $  161.1    $   48.8    $   34.6    $   (59.4)    $      185.1

Add back: Pretax
 special charges             --        25.5         2.3          0.7             28.5

Non-GAAP:
 2006 3rd Q
 Pretax income
 (loss) from
 continuing
 operations,
 excluding
 special items         $  161.1    $   74.3    $   36.9    $   (58.7)    $      213.6

Percent change
 2006 3rd Q vs.
 2005 3rd Q pretax
 from continuing
 operations,
 excluding
 special items             22.7%       10.7%       27.6%        15.0%            21.2%

U.S. GAAP:
 2005 3rd Q
 pretax income
 (loss) from
 continuing
 operations            $  131.2    $   30.0    $   28.4    $   (46.9)    $      142.8

Add back:
 Pretax special
 charges/credits
 - net                       --        37.1         0.6         (4.2)            33.5

Non-GAAP:
 2005 3rd Q
 Pretax income
 (loss) from
 continuing
 operations,
 excluding
 special items         $  131.2    $   67.1    $   28.9    $   (51.1)    $      176.3

    Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items should be viewed as a supplement to -- not a substitute for -- our results of operations presented on the basis of accounting principles generally accepted in the United States. We believe that Pretax and After-tax Income
(Loss) From Continuing Operations, Excluding Special Items is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. Our management uses Pretax and After-tax Income (Loss) From Continuing Operations, Excluding Special Items: as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

    Forward-Looking Statements

    This press release includes "forward-looking statements" within the meaning of the federal securities laws, and language indicating trends, such as "trend improvements," "progress," "anticipated," "improving sales trends" and "on track." It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                            Thirteen Weeks Ended             Thirty-Nine Weeks Ended
                                       -------------------------------   -------------------------------
                                         Sept. 24,        Sept. 25,        Sept. 24,        Sept. 25,
                                            2006             2005             2006             2005
                                       --------------   --------------   --------------   --------------
Volume in barrels                              11,243           11,243           31,286           30,115

Sales                                  $    2,126,652   $    2,068,317   $    5,800,645   $    5,529,699
Excise taxes                                 (549,828)        (541,219)      (1,486,950)      (1,407,303)
  Net Sales                                 1,576,824        1,527,098        4,313,695        4,122,396
Cost of goods sold                           (907,305)        (882,503)      (2,553,949)      (2,467,748)
  Gross profit                                669,519          644,595        1,759,746        1,654,648
Marketing, general
 and administrative
 expenses                                    (434,106)        (430,498)      (1,271,245)      (1,214,267)
Special charges, net                          (28,453)         (33,493)         (81,124)        (115,156)
  Operating income                            206,960          180,604          407,377          325,225
Interest expense, net                         (28,268)         (31,309)         (97,117)         (78,594)
Other income
 (expense), net                                 6,421           (6,527)           9,225           (8,783)
  Income from
   continuing
   operations
   before income
   taxes and minority
   interests                                  185,113          142,768          319,485          237,848
Income tax expense                            (57,628)          (7,372)         (45,225)         (29,097)
  Income from
   continuing
   operations
   before minority
   interests                                  127,485          135,396          274,260          208,751
Minority interests
 in net income of
 consolidated
 entities                                      (5,100)          (4,411)         (12,803)         (12,694)
  Income from
   continuing
   operations                                 122,385          130,985          261,457          196,057
Gain (loss) from
 discontinued
 operations,
 net of tax                                    13,409          (22,787)             327          (83,497)
  Net income                           $      135,794   $      108,198   $      261,784   $      112,560

Basic income (loss)
 per share:
  From continuing
   operations                          $         1.42   $         1.54   $         3.04   $         2.53
  From discontinued
   operations                                    0.16            (0.27)            0.01            (1.08)
Basic net income
 per share                             $         1.58   $         1.27   $         3.05   $         1.45

Diluted income (loss)
 per share:
  From continuing
   operations                          $         1.41   $         1.52   $         3.02   $         2.51
  From discontinued
   operations                                    0.15            (0.26)            0.01            (1.07)
Diluted net income
 per share                             $         1.56   $         1.26   $         3.03   $         1.44

Weighted average shares
 - basic                                       86,160           85,323           85,933           77,405
Weighted average shares
 - diluted                                     86,783           85,900           86,496           78,059

Cash dividends declared
 per share                             $         0.32   $         0.32   $         0.96   $         0.96


NOTE: All results prior to February 9, 2005, exclude Molson Inc., which merged with Adolph Coors Company on that date.

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      CANADA SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                            Thirteen Weeks Ended             Thirty-Nine Weeks Ended
                                       -------------------------------   -------------------------------
                                         Sept. 24,        Sept. 25,        Sept. 24,        Sept. 25,
                                            2006             2005             2006             2005
                                       --------------   --------------   --------------   --------------
Volume in barrels                               2,339            2,398            6,183            5,491

Sales                                  $      673,630   $      635,191   $    1,747,418   $    1,445,813
Excise taxes                                 (158,634)        (149,725)        (406,819)        (325,423)
  Net sales                                   514,996          485,466        1,340,599        1,120,390
Cost of goods sold                           (237,652)        (233,297)        (661,845)        (586,111)
  Gross profit                                277,344          252,169          678,754          534,279
Marketing, general
 and administrative
 expenses                                    (122,223)        (113,968)        (336,637)        (273,065)
  Operating income                            155,121          138,201          342,117          261,214
Other income
 (expense), net                                 5,941           (6,953)           7,744           (6,953)
  Segment earnings
   before income
   taxes                               $      161,062   $      131,248   $      349,861   $      254,261

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                   UNITED STATES SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                            Thirteen Weeks Ended             Thirty-Nine Weeks Ended
                                       -------------------------------   -------------------------------
                                         Sept. 24,        Sept. 25,        Sept. 24,        Sept. 25,
                                            2006             2005             2006             2005
                                       --------------   --------------   --------------   --------------
Volume in barrels                               6,257            6,077           17,643           17,205

Sales                                  $      809,833   $      766,390   $    2,285,209   $    2,192,293
Excise taxes                                 (112,448)        (108,530)        (314,771)        (307,478)
  Net sales                                   697,385          657,860        1,970,438        1,884,815
Cost of goods sold                           (435,908)        (403,203)      (1,231,077)      (1,144,624)
  Gross profit                                261,477          254,657          739,361          740,191
Marketing, general
 and administrative
 expenses                                    (188,419)        (186,371)        (560,939)        (561,009)
Special charges, net                          (25,506)         (37,115)         (73,652)         (54,561)
  Operating income                             47,552           31,171          104,770          124,621
Other income
 (expense), net                                 1,231           (1,163)           3,135           (1,105)
  Segment earnings
   before income
   taxes                               $       48,783   $       30,008   $      107,905   $      123,516

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                      EUROPE SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                            Thirteen Weeks Ended             Thirty-Nine Weeks Ended
                                       -------------------------------   -------------------------------
                                         Sept. 24,        Sept. 25,        Sept. 24,        Sept. 25,
                                            2006             2005             2006             2005
                                       --------------   --------------   --------------   --------------
Volume in barrels                               2,647            2,768            7,460            7,419

Sales                                  $      641,547   $      664,076   $    1,763,965   $    1,888,933
Excise taxes                                 (278,746)        (282,964)        (765,360)        (774,402)
  Net sales                                   362,801          381,112          998,605        1,114,531
Cost of goods sold                           (233,533)        (245,722)        (659,635)        (736,732)
  Gross profit                                129,268          135,390          338,970          377,799
Marketing, general
 and administrative
 expenses                                     (96,288)        (107,109)        (288,480)        (329,570)
Special charges, net                           (2,287)            (561)          (8,173)            (960)
  Operating income                             30,693           27,720           42,317           47,269
Interest income, net                            2,941            3,150            8,630           10,108
Other income (expense),
 net                                            1,006           (2,487)           1,466           (9,080)
  Segment earnings
   before income taxes                 $       34,640   $       28,383   $       52,413   $       48,297

                  MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
                     CORPORATE SEGMENT RESULTS OF OPERATIONS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                            Thirteen Weeks Ended             Thirty-Nine Weeks Ended
                                       -------------------------------   -------------------------------
                                         Sept. 24,        Sept. 25,        Sept. 24,        Sept. 25,
                                            2006             2005             2006             2005
                                       --------------   --------------   --------------   --------------
Volume in barrels                                  --               --               --               --

Sales                                  $        1,642   $        2,660   $        4,053   $        2,660
Excise taxes                                       --               --               --               --
  Net sales                                     1,642            2,660            4,053            2,660
Cost of goods sold                               (212)            (281)          (1,392)            (281)
  Gross profit                                  1,430            2,379            2,661            2,379
Marketing, general
 and administrative
 expenses                                     (27,176)         (23,050)         (85,189)         (50,623)
Special (charges)
 credits, net                                    (660)           4,183              701          (59,635)
  Operating loss                              (26,406)         (16,488)         (81,827)        (107,879)
Interest expense, net                         (31,209)         (34,459)        (105,747)         (88,702)
Other (expense)
 income, net                                   (1,757)           4,076           (3,120)           8,355
  Segment loss
   before income
   tax                                 $      (59,372)  $      (46,871)  $     (190,694)  $     (188,226)

SOURCE  Molson Coors Brewing Company
    -0-                             10/31/2006
    /CONTACT: News Media, Paul de la Plante, +1-514-590-6349, for Molson Coors Brewing Company; or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield, +1-303-277-6894, both of Molson Coors Brewing Company/
    /Web site:  http://www.molsoncoors.com /
    (TAP TAP.)